Sabra Health Care REIT Appoints Clifton J. Porter II to Board of Directors

IRVINE, Calif.--(BUSINESS WIRE)-- Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced the appointment of Clifton J. Porter II to its Board of Directors.
Clifton J. Porter II currently serves as Senior Vice President of the American Healthcare Association/ National Center for Assisted Living and is responsible for leading and executing the Association’s policy and legislative agenda impacting both the skilled nursing and assisted living sectors. Mr. Porter has over 31 years of experience in the long-term care profession, starting in operations as an Administrator in Training in 1989 ultimately leading to the oversight of multiple facilities in a large urban market. In 2004, Mr. Porter developed and led the Government Relations function for one of the largest post-acute companies in the country and covered both state and federal policy/legislative oversight. In 2013 Mr. Porter assumed his current duties at AHCA/NCAL.
Mr. Porter possesses the understanding and experience of an operator and has the unique ability to overlay policy implications through a real-world lens. He has been intricately involved in landmark legislation including the IMPACT Act, Physician SGR repeal, SNF Value Based Purchasing, Medicaid reform legislation and most recently the government’s response to the COVID pandemic.
Mr. Porter is a 1989 graduate of the Medical College of Virginia, Virginia Commonwealth University with a BS in Healthcare Management. He also serves in varying volunteer endeavors focused on the leadership development of African-American college students.
Commenting on Mr. Porter’s appointment to the Board, Rick Matros, CEO and Chairman, said, “I have known Clif for over thirty years. His expertise in the policy arena and his relationships on Capitol Hill are unique to the Sabra Board and invaluable as we continue to grow the company’s existing asset classes. As important, his professionalism, integrity and the transparency with which he operates fits perfectly with the culture of the Sabra Board and Sabra as a company. Joining the Board now as we navigate through COVID and move forward into the post COVID world is particularly timely and important.”
About Sabra
Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com